Exhibit 99.1

VCA Antech, Inc. Reports Third Quarter 2008 Results and Provides Revised Financial Guidance for 2008

  Third quarter revenue increased 8.3% to $332.0 million
  Third quarter gross profit increased 2.9% to $88.8 million
  Third quarter net income increased 11.0% to $35.8 million
  Third quarter diluted earnings per share increased 10.5% to $0.42

LOS ANGELES--(BUSINESS WIRE)--October 23, 2008--VCA Antech, Inc. (NASDAQ NM SYMBOL: WOOF), a leading animal healthcare company in the United States, today reported financial results for the third quarter ended September 30, 2008, as follows: revenue increased 8.3% to a third quarter record of $332.0 million; gross profit increased 2.9% to $88.8 million; operating income increased 4.7% to $66.7 million; net income increased 11.0% to $35.8 million; and diluted earnings per share increased 10.5% to $0.42.

We also reported our financial results for the nine months ended September 30, 2008, as follows: revenue increased 11.7% to a nine-month record of $974.3 million; gross profit increased 6.6% to $268.8 million; operating income increased 8.3% to $200.7 million; net income increased 11.3% to $107.3 million; and diluted earnings per share increased 10.6% to $1.25.

Bob Antin, Chairman and CEO, stated, “I am pleased with our company’s performance for the third quarter. We continue to be challenged by a very complex economic environment, but I believe our company and our team has met those challenges and has continued our long record of revenue and earnings growth.

“It is clear that we are navigating very turbulent times for pet owners. We know that pet owners are tremendously loyal to their pets. At the same time, we acknowledge that they, too, are sensitive to this difficult economic environment we are facing. Even with our success to date, current economic conditions have impacted demand and we have not been able to maintain previously achieved internal revenue growth rates. As a result of these conditions we have implemented cost controls and other measures to manage our business, but achieving these historical revenue growth rates will continue to be challenging in the current economic environment. Long term, we have tremendous confidence that we will continue to enjoy the loyalty of our pet owners, and be able to regain the momentum our profession historically enjoys.

“We continue to acquire outstanding animal hospitals and laboratories, advancing our position as the number one provider of quality pet care in the United States. We have had great success to date and we anticipate even greater success through the end of the year. In the third quarter, we acquired seven animal hospitals with combined annual revenue of nearly $12 million. Year-to-date, we have acquired 43 animal hospitals with combined annual revenue of over $87 million. Historically we have targeted acquisition activity at approximately $50 million to $60 million of acquired revenue per year (excluding the acquisitions of any animal hospital chains).

“Laboratory revenue in the third quarter increased 3.8% to $77.1 million, driven primarily by internal revenue growth of 3.1%. Laboratory margins in the third quarter were impacted by the aforementioned economic environment: our gross margin declined to 45.8% compared to 48.0% and our operating margin declined to 39.0% compared to 41.4%.

“Animal hospital revenue in the third quarter increased 10.4% to $253.3 million driven primarily by acquisitions. While same-store revenue grew 1.4%, adjusted for one less business day during the quarter, our same-store animal hospital margins in the third quarter remained essentially flat totaling 20.6% compared to 20.9%. Consolidated animal hospital gross margin decreased to 19.9% compared to 20.7% and operating margin was 17.6% compared to 18.2% primarily due to lower margins at acquired hospitals.

We revise our 2008 financial guidance as follows:

  Revenue from $1.28 billion to $1.29 billion;
  Diluted earnings per common share from $1.47 to $1.51.

Conference Call

We will discuss our company’s third quarter 2008 financial results during a conference call today, October 23, 2008 at 4:30 p.m. Eastern Time. You can access a live broadcast of the call by visiting our website at http://investor.vcaantech.com. You can also access the call via telephone by dialing (877) 340-7912. Interested parties should call at least 10 minutes prior to the start of the call to register.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, our statements regarding the effect of the general economy on our operations and our 2008 financial guidance. Actual results may and likely will differ materially from the guidance provided in this release. Among the important factors that could cause actual results to differ are a material adverse change in our financial condition or operations; the impact of adverse trends in the general economy on the rate of our laboratory internal revenue growth and animal hospital same-store revenue growth; the level of direct costs and our ability to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of our recent acquisitions and our ability to effectively manage our growth and achieve operating synergies; a decline in demand for some of our products and services; any disruption in our information technology systems or transportation networks; the effects of competition; any impairment in the carrying value of our goodwill and other intangible assets; changes in prevailing interest rates; our ability to service our debt; and general economic conditions. These and other risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2007, and our Report on Form 10-Q for the quarter ended June 30, 2008, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

We own, operate and manage the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country, and we supply diagnostic imaging equipment to the veterinary industry.

VCA Antech, Inc.
Consolidated Income Statements
(Unaudited - In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue:
Laboratory	$77,065	$74,266	$235,634	$227,073
Animal hospital	253,251	229,409	730,352	635,046
Medical technology	12,546	11,091	38,233	32,898
Intercompany	(10,827)	(8,229)	(29,918)	(23,030)
	332,035	306,537	974,301	871,987

Direct costs	243,267	220,235	705,536	619,887

Gross profit:
Laboratory	35,273	35,638	113,489	111,606
Animal hospital	50,286	47,584	144,043	129,465
Medical technology	4,322	3,261	13,457	11,357
Intercompany	(1,113)	(181)	(2,224)	(328)
	88,768	86,302	268,765	252,100

Selling, general and administrative expense:
Laboratory	5,178	4,859	15,314	14,872
Animal hospital	5,643	5,411	16,815	16,292
Medical technology	3,120	2,761	9,502	8,389
Corporate	8,062	9,264	26,359	26,258
	22,003	22,295	67,990	65,811

Write-down and loss on sale of assets	90	333	33	875

Operating income	66,675	63,674	200,742	185,414

Interest expense, net	6,709	8,930	21,369	21,374
Other expense (income)	12	(1)	(24)	226
Minority interest	1,180	1,187	3,125	3,061
Income before provision for income taxes
	58,774	53,558	176,272	160,753
Provision for income taxes	23,000	21,329	68,979	64,364
Net income	$35,774	$32,229	$107,293	$96,389

Diluted earnings per share	$0.42	$0.38	$1.25	$1.13
Shares used for computing diluted earnings per share
	85,789	85,752	85,789	85,572

VCA Antech, Inc.
Consolidated Balance Sheets
(Unaudited - In thousands)

	September 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$95,303	$110,866
Trade accounts receivable, net	44,948	42,650
Inventory	24,998	25,517
Prepaid expenses and other	19,245	15,307
Deferred income taxes	15,284	14,402
Prepaid income taxes	549	8,160
Total current assets	200,327	216,902
Property and equipment, net	251,242	214,020
Other assets:
Goodwill	890,393	821,967
Other intangible assets, net	33,914	22,373
Deferred financing costs, net	1,186	1,537
Other	28,504	9,912
Total assets	$1,405,566	$1,286,711

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term obligations	$7,778	$7,886
Accounts payable	23,685	28,092
Accrued payroll and related liabilities	34,427	38,341
Other accrued liabilities	47,405	42,074
Total current liabilities	113,295	116,393
Long-term obligations, less current portion	546,791	552,294
Deferred income taxes	36,208	28,197
Other liabilities	8,474	11,236
Minority interest	13,422	10,207
Stockholders' equity:
Common stock	85	84
Additional paid-in capital	306,765	296,037
Accumulated earnings	382,891	275,598
Accumulated other comprehensive loss	(2,365)	(3,335)
Total stockholders' equity	687,376	568,384
Total liabilities and stockholders' equity	$1,405,566	$1,286,711

VCA Antech, Inc.
Consolidated Statements of Cash Flows
(Unaudited - In thousands)

	Nine Months Ended
	September 30,
	2008	2007
Cash flows from operating activities:
Net income	$107,293	$96,389
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	23,762	19,764
Amortization of debt costs	351	253
Provision for uncollectible accounts	3,671	3,561
Write-down and loss on sale of assets	33	875
Share-based compensation	5,309	3,429
Minority interest in income of subsidiaries	3,125	3,061
Distributions to minority interest partners	(2,797)	(2,262)
Deferred income taxes	9,894	4,627
Excess tax benefit from exercise of stock options	(1,846)	(6,576)
Other	212	(115)
Changes in operating assets and liabilities:
Accounts receivable	(5,736)	(4,823)
Inventory, prepaid expenses and other assets	(5,972)	1,140
Accounts payable and other accrued liabilities	(438)	(1,195)
Accrued payroll and related liabilities	(3,553)	(3,958)
Income taxes	9,457	20,983
Net cash provided by operating activities	142,765	135,153
Cash flows from investing activities:
Business acquisitions, net of cash acquired	(89,775)	(214,758)
Real estate acquired in connection with business acquisitions	(15,063)	(7,962)
Property and equipment additions	(39,764)	(38,033)
Proceeds from sale of assets	1,774	1,774
Other	(15,024)	(188)
Net cash used in investing activities	(157,852)	(259,167)
Cash flows from financing activities:
Repayment of long-term obligations	(5,852)	(6,282)
Proceeds from issuance of long-term obligations	-	160,000
Payment of financing costs	-	(897)
Proceeds from issuance of common stock under stock option plans	3,574	6,668
Excess tax benefit from exercise of stock options	1,846	6,576
Net cash (used in) provided by financing activities	(432)	166,065

Effect of currency exchange rate changes on cash and cash equivalents	(44)	-
(Decrease) increase in cash and cash equivalents	(15,563)	42,051
Cash and cash equivalents at beginning of period	110,866	45,104
Cash and cash equivalents at end of period	$95,303	$87,155

VCA Antech, Inc.
Supplemental Operating Data
(Unaudited - In thousands)

			As of
Table #1			September 30,	December 31,
Selected consolidated balance sheet data			2008	2007

Debt:
Revolving credit facility			$-	$-
Senior term notes			523,630	527,675
Other debt and capital leases			30,939	32,505
Total debt			$554,569	$560,180

	Three Months Ended		Nine Months Ended
Table #2	September 30,		September 30,
Selected expense data	2008	2007	2008	2007

Rent expense	$11,140	$9,574	$31,619	$27,109

Depreciation and amortization included in direct costs:

Laboratory	$1,908	$1,727	$5,333	$4,643
Animal hospital	5,725	4,371	15,947	12,528
Medical technology	309	305	929	897
Intercompany	(152)	(100)	(414)	(281)
	7,790	6,303	21,795	17,787
Depreciation and amortization included in selling, general and administrative expense

	647	721	1,967	1,977
Total depreciation and amortization	$8,437	$7,024	$23,762	$19,764

Share-based compensation included in direct costs:

Laboratory	$219	$161	$611	$502

Share-based compensation included in selling, general and administrative expense:

Laboratory	302	180	807	552
Animal hospital	438	289	1,227	896
Medical technology	54	27	141	81
Corporate	974	472	2,523	1,398
	1,768	968	4,698	2,927
Total share-based compensation	$1,987	$1,129	$5,309	$3,429

CONTACT:
VCA Antech, Inc.
Tomas Fuller, Chief Financial Officer, 310-571-6505